As filed with the Securities and Exchange Commission on January 26, 2024

Registration No. 333-265297

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-265297

FORM S-3

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

RAIN ONCOLOGY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-1130967
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

600 West Chicago Avenue, Suite 150
Chicago, IL 60654

(Address of Principal Executive Offices, including Zip Code)

Ryan Fukushima

Chief Executive Officer

c/o Pathos AI, Inc.

600 West Chicago Avenue, Suite 150

Chicago, IL 60654

Tel. (312) 765-7820

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Mitchell S. Bloom, Esq.

Robert Masella, Esq.

Jean A. Lee, Esq.

100 Northern Ave

Boston, MA 02210

(617) 570-1000

Ryan A. Murr

Branden C. Berns

Robert Phillips

Chris Trester

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600

San Francisco, CA 94111-3715

(415) 393-8373

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Rain Oncology Inc., a Delaware corporation (the “Registrant”), relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

1.	Registration Statement No. 333-265297, registering the sale of up to a maximum aggregate offering price of (A) $250,000,000 of (i) shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), (ii) shares of preferred stock, par value $0.001 per share, (iii) debt securities, (iv) warrants and/or (v) units or any combination thereof and (B) $50,000,000 shares of Common Stock, in each case offered by the Registrant, which was filed with the Securities and Exchange Commission on May 27, 2023 and declared effective on June 6, 2022.

On December 13, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pathos AI, Inc., a Delaware corporation (“Parent”), and WK Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on January 26, 2024, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (other than Excluded Shares or Dissenting Shares, each as defined in the Merger Agreement) (the “Shares”) was cancelled and converted into the right to receive (i) $1.16 in cash per Share, without interest, plus (ii) one contingent value right per Share (a “CVR”), which CVR shall represent the right to receive potential payments pursuant to the Contingent Value Rights Agreement, entered into among Parent, Merger Sub, Equiniti Trust Company, LLC and Fortis Advisors LLC.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration all such securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment No. 1 to the Registration Statement, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 26, 2024.

RAIN ONCOLOGY INC.

By: /s/ Ryan Fukushima
Name: Ryan Fukushima Title: Chief Executive Officer